Exhibit 10.14
AMENDED AND RESTATED
POLYMER GROUP, INC.
SHORT-TERM INCENTIVE COMPENSATION PLAN
1.0 Establishment, Objectives, and Duration
     1.1 Establishment of the Plan. Polymer Group, Inc., a Delaware corporation (“PGI” or the “Company”), hereby establishes an incentive compensation plan to be known as the “Polymer Group, Inc. Short-Term Incentive Compensation Plan” (the “Plan”), as set forth herein and as it may be amended from time to time. The Plan shall become effective as of the date the Company’s shareholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.
     1.2 Plan Objectives.
     1.2.1 To provide annual incentive compensation to key employees of the Company and its operating units by directly linking financial rewards to corporate performance and increases in shareholder value.
     1.2.2 To provide competitive levels of compensation to enable the Company to attract and retain employees who are expected to be able to exert a positive impact on the Company’s financial results.
     1.2.3 To encourage global teamwork and cooperation in the achievement of Company goals.
     1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 10 hereof.
2.0 Definitions
     2.1 “Award” means an award described in Article 5 hereof.
     2.2 “Award Pool” means, with respect to a Plan Year, an amount determined by the Board.
     2.3 “Board” or “Board of Directors” means the Board of Directors of the Company.
     2.4 “Cause” means the occurrence of one or more of the following events: (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or any of its Subsidiaries; or (ii) a breach of Employee’s duty of loyalty to the Company or any of its Subsidiaries; or (iii) the commission by Employee of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of the Company and its Subsidiaries; or (iv) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; or (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries.
     2.5 “Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, as a whole, to any Person or Group other than the Sponsor or (ii) any Person or Group, other than the Sponsor, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting equity of the Company, including by way of merger, consolidation or otherwise and the Sponsor ceases to directly or indirectly control the Board.
     2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.7 “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof, or if no such committee has been so appointed, the Board.
     2.8 “Company” shall have the meaning ascribed to such term in Section 1.1 hereof.
     2.9 “Director” means any individual who is a member of the Board.

     2.10 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.
     2.11 “Employee” means any employee of the Company or of a Subsidiary.
     2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.
     2.13 “Group” means a “group” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.
     2.14 “Named Executive Officers” means the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer as determined by the Company for purposes of Item 402 of Regulation SK.
     2.15 “Participant” means a key Employee who has been selected to receive an Award or who holds an outstanding Award.
     2.16 “Payment Date” shall have the meaning ascribed to such term in Section 5.4.4 hereof.
     2.17 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).
     2.18 “Person” means a “person”, as such term is used for purposes of the Exchange Act.
     2.19 “Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.
     2.20 “Plan Year” means the Company’s fiscal year.
     2.21 “Public Trading Date” means the first date upon which shares of common stock of the Company are listed (or approved for listing) upon notice of issuance on any national securities exchange.
     2. 22 “Sponsor” means Blackstone Capital Partners V L.P. and its Affiliates.
     2.23 “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) a corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest, where the ownership interest is less than fifty percent (50%), but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.
3.0 Administration
     3.1 General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to the Committee, provided that from and after the Public Trading Date the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more non-employee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Section 162(m) of the Code and the related regulations under the Code. The members of the Committee, if any, shall be appointed from time to time by, and shall serve at the discretion of, the Board.
     3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee in its discretion shall select the key Employees who participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 10 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. Subject to Sections 4.3 and 5.1 hereof, the Committee shall have the authority to delegate administrative duties to officers of the Company.
     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.
     3.4 Performance-Based Awards. For purposes of the Plan, following the Public Trading Date, it shall be presumed that all Awards are intended to qualify for the Performance-Based Exception.
4.0 Eligibility and Participation
     4.1 Eligibility. All Employees are eligible to participate in the Plan.
     4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom awards shall be granted and shall determine the nature and amount of each Award. In general, officers of the Company, division general managers, and certain other key individuals may actually participate in the Plan. However, actual participation will depend upon the contribution and impact each eligible Employee has on the overall success of the Company, as approved by the Committee.
     4.3 Nomination and Approval. The Committee shall determine the Named Executive Officers’ eligibility and participation under the Plan. For eligible Employees other than the Named Executive Officers, operating/business unit executives will nominate Employees to participate in the Plan. The Committee may delegate to the Chief Executive Officer the authority to approve eligibility and participation for individuals other than the Named Executive Officers. Selection normally will take place, and will be communicated to each Participant, within 90 days of the beginning of the Plan Year.
5.0 Awards.
     5.1 Grant of Awards. All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year. The Committee may delegate to the Chief Executive Officer the authority determine Awards for individuals, provided that after the Public Trading Date, the Committee shall determine Awards for the Named Executive Officers.
     5.2 Award Pool Limitation. The sum of the Awards for a single Plan Year shall not exceed the amount in the Award Pool for that Plan Year.
     5.3 Participant Target Awards. Each Participant will have an established target Award expressed as a percentage of his/her fiscal year base salary earned. A Participant may earn an Award of more or less than the target down to a low of zero and up to a maximum of two times target. The total amount of the maximum Awards for any Plan Year shall not exceed one hundred percent (100%) of the Award Pool for that Plan Year.
     5.4 Payment.
     5.4.1 Subject to Article 6 hereof, a Participant shall have no right to receive an Award payment for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year and on the date of payment. In addition, only those Participants who are Employees as of the Payment Date shall be eligible to receive an Award.
     5.4.2 Notwithstanding the achievement of the targets contained in any Award, the Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s otherwise earned Award and may provide that a Participant shall not receive any payment with respect to an otherwise earned Award. In exercising its discretion, the Committee shall take into account such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.
     5.4.3 All Awards will be paid in cash; provided, the Committee may offer Participants the opportunity to voluntarily accept alternative forms of payment, including without limitation, equity-based awards granted under the 2011 Scorpio Holdings Corporation Stock Incentive Plan.
     5.4.4 Payments shall be made on a date prescribed by the Committee following an audit of the Company’s year end financial results (the “Payment Date”).

     5.4.5 Awards made under the Plan may be includable in the Participant’s compensation for purposes of the Company’s 401(k) retirement savings plan(s) subject to overall plan rules and regulatory limits.
     5.4.6 The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.
6.0 Changes in Status.
     6.1 New Hires and Transfers. Participants newly hired during the Plan Year and Participants transferred, promoted, or reassigned during the Plan Year to a position qualifying for participation or to a position resulting in a change in the level of participation may receive a pro-rata Award based on the percentage of the Plan Year the employee is in each qualifying position. In such a circumstance, the Employee will be notified by the Committee at the time of hire or reassignment of the eligibility for potentially receiving an Award.
     6.2 Resignation. An employee who resigns during the Plan Year or subsequent to the end of the Plan Year but prior to the Payment Date shall not be eligible for an Award.
     6.3 Death, Disability, or Retirement. Participants whose employment terminates subsequent to the end of a Plan Year shall be eligible for the entire Award earned in the completed Plan Year if the termination was due to death, disability, or retirement.
     6.4 Leave of Absence. A Participant whose status as an active Employee is changed during a Plan Year as a result of an approved leave of absence may be eligible for a pro-rata Award based on the number of full months of service he or she worked in the year that the leave of absence occurred.
     6.5 Discharge for Cause. A Participant discharged for Cause during the Plan Year or subsequent to the Plan Year but prior to the Payment Date shall not be eligible for an Award.
7.0 Beneficiary Designation.
     Each Participant may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the Participant, shall be in the form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
8.0 No Right to Employment or Participation.
     The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary. Further, no Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.
9.0 Change of Control.
     9.1 Outstanding Awards. Notwithstanding any contrary terms, conditions, or provisions of the Plan or any Award, upon a Change in Control, all then-outstanding Awards (determined on the basis of the assumption that the relevant performance targets have been achieved) under the Plan shall become immediately nonforfeitable and payable at the normal payment date established by the Committee before the Change in Control and any provision requiring a Participant to be employed on the Payment Date in order to receive an Award shall be waived, other than that related to a termination for Cause. If the Participant’s Award is based on a performance percentage, his or her Award for the Plan Year in which a Change in Control occurs shall be determined by using a performance percentage that is not less than the Participant’s target percentage under the Plan for that Plan Year. If the Participant’s Award is based on a performance percentage, his or her Award for any earlier Plan Year for which the Participant’s Award has not been finally determined at the time the Change in Control occurs, shall be determined by using a performance percentage that is not less than the Participant’s target percentage under the Plan for that earlier Plan Year. If the Participant is involuntarily terminated without Cause following a Change of Control, he or she shall be entitled to receive a pro-rated Award under this Section 9.1 based on the number of full months of service he or she worked in the year that the Change in Control occurred.
     9.2 Modification of Awards. Upon the occurrence of, or after, a Change in Control, the Committee may not under any circumstances change any determination of the basis on which any previously granted Awards shall be measured or paid or change any other terms, conditions or provisions affecting any previously granted Awards, if the change would reduce or adversely affect the previously granted Award or the Participant’s rights thereto.
     9.3 Award Terms and Conditions. Without limiting the provisions of Section 9.1 and 9.2 hereof, the Committee may, in its discretion, include in an Award provisions that the Committee considers to be appropriate to assure fair and equitable treatment of the Participant or a beneficiary in the event of a Change in Control, including, but not limited to, provisions that: (i) accelerate the time period for purposes of vesting in, or realizing gain from, any Award and (ii) make adjustments or modifications to an Award that the Committee deems appropriate to maintain and protect the rights and interests of the Participant or a beneficiary following a Change in Control. Any such action by the Committee shall be conclusive and binding on the Company, Participants, beneficiaries, and all other parties.
10.0 Amendment, Modification, and Termination.
     10.1 Amendment, Modification, and Termination. Subject to the other terms of the Plan, including Article 9, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.
     10.2 Certain Unusual or Non-Recurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that following the Public Trading Date, the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance-Based Exception.
     10.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.
11.0 Successors.
     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
12.0 Miscellaneous
     12.1 Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.
     12.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     12.3 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.
     12.4 Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.